EXHIBIT 22.1

                          SUBSIDIARIES OF THE REGISTRANT
                         PROFFITT'S, INC. AND SUBSIDIARIES


      Name of Subsidiary                    State of Incorporation

Proffitt's Investments, Inc.                       Tennessee

PDS Agency, Inc.                                   Tennessee

Macco Investments, Inc.                            Mississippi

McRae's, Inc.                                      Mississippi

McRae's of Alabama, Inc.                           Alabama